NEWS RELEASE
	Contact:	Christopher L. Boone
Chief Financial Officer
(936) 631-2749
FOR IMMEDIATE RELEASE
DRG&E
Jack Lascar / 713-529-6600
Anne Pearson / 210-408-6321

Lufkin Industries Reports Third Quarter 2012 Earnings

Conference call scheduled today at 10:00 a.m. Eastern Time

•	Revenues up 47% year-over-year

•	Backlog up 34% year-over-year

•	Company reduces fourth quarter earnings guidance

LUFKIN, Texas, October 29, 2012– Lufkin Industries, Inc. (NASDAQ: LUFK) today announced financial and operating results for the three months ended September 30, 2012.
Revenues for the third quarter of 2012 increased 47% to $340.3 million compared to the third quarter of 2011 and increased 11% from the second quarter of 2012.  Net earnings for the third quarter of 2012 increased to $26.3 million, or $0.78 per diluted share, from $14.4 million, or $0.47 per diluted share for the third quarter of 2011.  Last year’s third quarter included a $0.12 per diluted share impact of acquisition-related expenses for the purchases of Quinn’s Oilfield Supply and Pentagon Optimization Services.  Excluding the impact of the acquisition-related expenses, adjusted earnings from continuing operations for the third quarter of 2011 totaled $18.1 million, or $0.59 per diluted share.
 “Our third quarter results benefitted from quarter-over-quarter and sequential revenue growth driven by record results in Automation, strong performance by Quinn’s and steady sales of new pumping units to the Bakken, Eagle Ford and the Permian Basin,” said John F. “Jay” Glick, president and chief executive officer.
“As expected, international markets strengthened during the quarter.  Egypt, Latin America and Canada all posted higher revenues. Canadian bookings were lower on reduced drilling activity, which will impact the fourth quarter, but revenues during the third quarter were sequentially higher.
“Performance from our Canada-based Quinn’s unit exceeded our expectations again in the third quarter, as demand remained strong for Quinn’s downhole rod pumps, particularly in the U.S.  Zenith, the down-hole gauge and data analysis provider we acquired early this year, is also performing well.  The integration of Zenith into the Automation segment is creating cross-selling opportunities and stimulating sales.
“Despite the sequential improvement in earnings, we continued to face headwinds in those parts of our business that are more focused on gassy plays – specifically, our gas and plunger lift products and our hydraulic lift products.
“While performance in Argentina improved sequentially, in-country labor issues continued to reduce the profit contribution we would normally expect from this operation.
“Even though we are pleased with the demonstrated increase in our factory output and the expanded global supply chain we now have in place, challenges remain.  While we were encouraged by the gains in productivity that we registered as we progressed through the quarter, we still have significant opportunities for further gains in our U.S. manufacturing operations.  We continue to be very focused on manufacturing utilization and efficiency, particularly in the U.S., to drive improvements in operating margins.
“Our third quarter bookings were roughly in line with our forecast.  We saw strong bookings in new pumping units in the U.S., in Automation and from Quinn’s, while internationally, Oilfield services orders from Egypt also were very strong.  The high level of bookings in these areas were somewhat offset by lower-than-expected new pumping unit bookings in Canada and Romania.
 “Overall, we delivered third quarter results that were in line with our projections in late July.  Capacity expansion at our U.S. manufacturing facilities and supply chain improvements, combined with solid contributions from our recently acquired businesses were the sources of the sequential improvements in performance,” Glick said.

THIRD QUARTER RESULTS

Oilfield Division – Oilfield sales for the third quarter of 2012 increased 58% to $289.9 million versus the third quarter of 2011 and grew 15% sequentially.  The sequential increase was driven primarily by increased shipments of pumping units from our North American operations and strong sales from both Quinn’s and from Automation, which includes the Zenith acquisition.    Automation revenues were up 66% over the prior-year period and up 29% versus the second quarter.  Geographically, Oilfield revenue benefitted from continued strength in the Bakken and Eagle Ford plays in North America and from stronger-than-expected Canadian activity during the summer.
Gross margin increased to 24.7% compared to 22.7% in the third quarter of 2011 but declined from 25.3% in the second quarter, excluding the negative impact of the pension re-measurement in the second quarter of 2012.  Oilfield margins were slightly lower than expected due to higher-than-anticipated labor and overhead spending in our pumping unit manufacturing operations in Texas, as we continued to add capacity to work down our backlog, as well as the impact of our inability to ship a large Automation order that was completed in the quarter in Romania due to a customer-driven delay.  Argentina continues to weigh on divisional performance, with labor issues that are impacting deliveries and top line performance.
Oilfield’s new order bookings increased 66% to $258.0 million from $155.7 million a year ago and were down 27% from a very strong $352.9 million in the prior quarter.  The year-over-year increase was mainly due to the impact of the Quinn’s acquisition and to increased orders for Automation and new pumping units in the Bakken, Eagle Ford, and in Egypt.  Oilfield’s backlog increased 65% to $274.8 million at the end of the third quarter from $166.7 million a year earlier and was down 10% sequentially.

Power Transmission Division – Revenues from Power Transmission Division products and services increased 5% to $50.4 million versus the third quarter of 2011 and were down 4% compared to the prior quarter.  Activity in this division continued to be driven by demand from both energy-related projects worldwide and from domestic shipments.

Gross margin for the Power Transmission Division declined to 14.8%, compared to 25.5% in the third quarter of 2011 and from 26.5% in the second quarter of 2012, excluding the negative impact of the prior-period pension re-measurement.  The decline in gross margin was the result of cost overruns on a new low-speed gear project and lower capacity utilization.
New order bookings of $48.2 million in Power Transmission increased 5% from $46.1 million in the third quarter of 2011 and decreased 1% sequentially.  For the third quarter, 46% of new order intake originated from the oil and gas, refining and petrochemical industries, while only 12% originated from the power generation sector.
The Power Transmission backlog declined 7% to $114.8 million at the end of the third quarter from $123.2 million a year earlier and was down 2% sequentially.

Consolidated – Gross profit margin was 23.3% during the third quarter, compared to 23.3% in last year’s third quarter and 25.5% in the prior quarter, excluding the impact of the pension re-measurement in the second quarter.  The margin deterioration was mainly the result of manufacturing variances related to a new product design in the Power Transmission segment.
Consolidated bookings increased 52% to $306.2 million compared to the prior-year period but declined 24% from the very strong $401.8 million in the second quarter of 2012.  The Company’s combined order backlog increased 34% from a year ago and declined 8% sequentially to $389.6 million.
Operating income increased over 48% from a year ago to $42.3 million in the third quarter, but operating margins remained flat at 12.4%. Selling, general and administrative (SG&A) expenses excluding the impact of special items increased to $37.0 million in the third quarter, compared to $25.4 million in last year’s third quarter but decreased from $41.0 million in the second quarter of this year as a result of lower IT expenses and incentive compensation adjustments.

OUTLOOK

“Because oil prices have pulled back to $85 in recent weeks and 2012 capital budgets in North America have largely been consumed, several key customers are scaling back their fourth quarter spending.” Glick said.
“As a result, we expect activity levels and bookings to slow in the fourth quarter.  The slowdown is likely to be compounded by the fact that several customers placed large orders in the second and third quarters that covered their requirements for multiple quarters.
 “Although we cleared a number of hurdles in Argentina earlier this year by agreeing to a new labor contract and securing the orders necessary to ensure a solid shop load for the balance of the year, Argentina will continue to be an area of risk so long as the labor unrest and political uncertainty loom around the oil and gas industry in that country.
“Construction and commissioning of our new Romania facility is proceeding on schedule, and we still anticipate phasing in that added capacity starting in the fourth quarter of this year.
“The outlook for Power Transmission is largely tied to large energy infrastructure projects and the broader global economy.  We have seen the timing of these large projects continue to move to the right as demand for downstream products is re-examined and project budgets are reviewed.
“Given the anticipated slowdown in North America activity and bookings in the Oilfield Division, combined with the continued uncertainty in Argentina and the delayed timing of large infrastructure projects for the Power Transmission Division, we are revising our full year 2012 guidance.  We currently estimate fourth quarter revenues to be in the range of $340 to $350 million and net earnings in the range $0.80 to $0.90 per diluted share.  For the full year, we now expect consolidated revenues to range between $1.26 billion and $1.27 billion and earnings to be between $2.81 and $2.91 per diluted share, before adjusting for special items,” Glick said.

CONFERENCE CALL

Lufkin will discuss its third quarter financial results in a conference call today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).  To listen to the call, dial 480-629-9692 and ask for the Lufkin Industries call at least 10 minutes prior to the start time.  The conference call will also be broadcast live via the Internet and can be accessed at www.lufkin.com in the Events and Presentations section of Lufkin’s Investor Relations page.  A telephonic replay will be available through November 11, 2012, by dialing 303-590-3030 and entering reservation number 4567377#.

Lufkin Industries, Inc. sells and services oilfield pumping units, well automation systems, gas lift and plunger lift systems, progressing cavity pumps, well completion products, foundry castings and power transmission products throughout the world.  Lufkin has vertically integrated all vital technologies required to design, manufacture and market its products.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements and information that are based on management’s beliefs as well as assumptions made by and information currently available to management.  When used in this release, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions are intended to identify forward-looking statements.  Such statements reflect the Company’s current views with respect to certain events and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company.  These risks and uncertainties include, but are not limited to, (i) oil prices, (ii) capital spending levels of oil producers, (iii) availability and prices for raw materials and (iv) general industry and economic conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.  The Company does not intend to update these forward-looking statements and information.

(Tables to follow)

LUFKIN INDUSTRIES, INC.
Financial Highlights
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Sales	$340,345	$231,714	$925,526	$652,870
Cost of sales	261,085	177,824	702,436	495,422
Gross profit	79,260	53,890	223,090	157,448
Selling, general and administrative expenses	36,975	25,404	113,923	80,492
Litigation reserve	-	-	340	-
Acquisition expenses	-	4,521	8,693	4,521
Operating income	42,285	23,965	100,134	72,435

Other income (expense), net	(3,328)	(150)	(10,500)	(415)

Earnings before income tax provision	38,957	23,815	89,634	72,020

Income tax provision	12,661	9,390	33,132	26,744

Net earnings	$26,296	$14,425	$56,502	$45,276

Net earnings per share:

Basic	$0.78	$0.47	$1.72	$1.49

Diluted	$0.78	$0.47	$1.70	$1.47

Dividends per share	$0.125	$0.125	$0.375	$0.375

LUFKIN INDUSTRIES, INC.
Balance Sheet Highlights
(In thousands)

	Sep. 30,	Dec. 31,
	2012	2011
Current assets	549,047	435,482
Total assets	1,404,126	1,096,705
Current liabilities	177,510	141,752
Long-term debt	307,017	332,500
Shareholders' equity	797,493	507,533
Working capital	371,537	293,730

LUFKIN INDUSTRIES, INC.
Division Performance
(In thousands)

		Three Months Ended		Nine Months Ended
		September 30,		September 30,
		2012	2011	2012	2011
Sales:
	Oilfield	$289,927	$183,505	$779,239	$516,149
	Power Transmission	50,418	48,209	146,287	136,721

	Total	$340,345	$231,714	$925,526	$652,870

			Sept. 30,	June 30,	Sept. 30,
			2012	2012	2011
Backlog:
	Oilfield		$274,804	$306,746	$166,747
	Power Transmission		114,813	116,989	123,198

	Total		$389,617	$423,735	$289,945

LUFKIN INDUSTRIES, INC.
Reconciliation of Net Income under U.S. GAAP to Adjusted Net Earnings
(In thousands, except per share data)
(unaudited)

Reconciliation Table

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Net earnings	$26,296	$14,425	$56,502	$45,276
Plus:
Acquisition expenses	-	3,710	8,385	3,710
Class action litigation	-	-	221	-
Pension remeasurement	-	-	1,548	-
General liability accrual	-	-	-	640
IP legal expense	-	-	-	544

Adjusted net earnings	$26,296	$18,135	$66,656	$50,170

Diluted earnings per share:

Net earnings	$0.78	$0.47	$1.70	$1.47
Plus:
Acquisition expenses	-	0.12	0.26	0.12
Class action litigation	-	-	0.01	-
Pension remeasurement	-	-	0.04	-
General liability accrual	-	-	-	0.02
IP legal expense	-	-	-	0.02

Adjusted net earnings	$0.78	$0.59	$2.01	$1.63

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